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BANC ONE CORPORATION and Subsidiaries                                 EXHIBIT 11
STATEMENT REGARDING COMPUTATION OF EARNINGS PER COMMON SHARE
$(thousands, except per share amounts)


                                                                     Three Months Ended                 Six Months Ended
                                                                          June 30,                          June 30,
                                                                -------------------------------  ----------------------------
                                                                    1996            1995              1996            1995
                                                                -------------------------------  ----------------------------
PRIMARY:
      Earnings:
           Net income                                              $354,928        $307,482          $700,809        $610,000
           Deduct:  Dividends on preferred shares                     4,244           4,373             8,539           8,746
                                                                      -----           -----             -----           -----
           Net income available to common shareholders             $350,684        $303,109          $692,270        $601,254
                                                                   ========        ========          ========        ========
      Shares:
           Weighted average common shares outstanding               435,115         432,737           438,555         433,678
           Add:  Dilutive effect of outstanding options, as
                determined by the application of the
                treasury stock method                                 2,924           1,477             2,877           1,257
                                                                      -----           -----             -----           -----
           Weighted average common shares outstanding,
                as adjusted                                         438,039         434,214           441,432         434,935
                                                                    =======         =======           =======         =======
PRIMARY EARNINGS PER COMMON SHARE                                      $.80            $.70             $1.57           $1.38
                                                                       ====            ====             =====           =====
FULLY DILUTED:
      Earnings:
           Net income                                              $354,928        $307,482          $700,809        $610,000
                                                                   ========        ========          ========        ========
      Shares:
           Weighted average common shares outstanding               435,115         432,737           438,555         433,678
           Add:  Dilutive effect of outstanding options, as
                determined by the application of the
                treasury stock method                                 2,924           1,517             2,877           1,458
           Add: Conversion of preferred stock                         9,373           9,640             9,460           9,640
                                                                      -----           -----             -----           -----
      Weighted average common shares outstanding, as
           adjusted                                                 447,412         443,894           450,892         444,776
                                                                    =======         =======           =======         =======
FULLY DILUTED EARNINGS PER COMMON SHARE                                $.79            $.69             $1.55           $1.37
                                                                       ====            ====             =====           =====


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